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                                                                      Exhibit 12

                       Williams Holdings of Delaware, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)


                                                                     Nine months ended
                                                                     September 30, 1997
                                                                     ------------------
Earnings:
   Income before income taxes                                             $  231.1
   Add:
      Interest expense - net                                                  44.3
      Rental expense representative of interest factor                         6.8
      Minority interest in income of consolidated subsidiaries                 9.5
      Other                                                                   (1.4)
                                                                          --------

         Total earnings as adjusted plus fixed charges                    $  290.3
                                                                          ========

Fixed charges:
   Interest expense - net                                                 $   44.3
   Capitalized interest                                                        7.1
   Rental expense representative of interest factor                            6.8
                                                                          --------

         Total fixed charges                                              $   58.2
                                                                          ========
Ratio of earnings to fixed charges                                            4.99
                                                                          ========